HGG – 09/05/07

PURCHASE AGREEMENT

BY AND AMONG

MISTRAL VENTURES, INC.

AND

THE SHAREHOLDERS OF CYPHEREDGE TECHNOLOGIES, INC.

Dated as of September 7, 2007

i

ii

PURCHASE AGREEMENT

          This PURCHASE AGREEMENT is made and entered into as of September __, 2007, by and among Mistral Ventures, Inc. (“Parent”), a Nevada corporation, Cypheredge Technologies, Inc. (the “Company”), a Delaware corporation, all of the holders of the Company’s capital stock (the “Company Capital Stock”) (each such holder being hereinafter referred to as a “Holder” and all of such holders being hereinafter collectively referred to as the “Holders”), James Linkous (the “Company Indemnifying Officer”) and John Xinos (the “Parent Indemnifying Officer”). Capitalized terms used and not otherwise defined herein have the meanings given to them in Article 11.

RECITALS

          WHEREAS, Holders wish to sell to Parent, and Parent, wishes to purchase from Holders, all of the issued and outstanding Company Capital Stock upon the terms and conditions hereinafter set forth;

          WHEREAS, the Board of Directors of Parent deems it advisable and in the best interests of Parent and its shareholders to engage in the transactions contemplated hereby pursuant to which Parent will acquire all of the issued and outstanding Company Capital Stock (the "Acquisition"); and

          WHEREAS, the respective parties desire to make certain representations, warranties and agreements in connection with the Acquisition.

          NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1: THE ACQUISITION

          1.1 The Acquisition. At the Effective Time, and upon the terms and subject to the conditions of this Agreement, Holders agree to sell and deliver to Parent, and Parent does hereby agree to purchase from Holders, the issued and outstanding Company Capital Stock for the Acquisition Stock Consideration. As used in this Agreement, “Acquisition Stock Consideration” means 83,000,000 (eighty three million) shares of Parent Common Stock equal to 83% of the Parent Common Stock issued and outstanding after giving effect to this Agreement and the transactions contemplated hereby.

          1.2 Effective Time; Payment. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Acquisition (the “Closing”) will take place (the “Effective Time”) within two (2) days following satisfaction or waiver of the conditions set forth in Article 6 (excluding those conditions intended to be satisfied at the Closing), or such later time following satisfaction or waiver of such conditions as Parent or Holders determine, provided that such later time shall occur no later than December 31, 2007, at the offices of Hofheimer Gartlir & Gross, LLP, 530 Fifth Avenue, New York, New York 10036, unless another place or time is agreed to by Parent and the Holders. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.”

          1.3 Payment of Purchase Price. The Acquisition Stock Consideration shall be paid to the Holders pro rata based on their respective Company Capital Stock on the Closing, by the Parent’s delivery to each Holder of certificates of Parent’s Common Stock registered in the name of each Holder for the appropriate number of shares.

ARTICLE 2: REPRESENTATION AND WARRANTIES OF THE HOLDERS

          2.1 Holders Representations. Each Holder represents and warrants to Parent that such Holder: Owns all of the Company Capital Stock listed opposite Holder’s name in Sec. 3.3 (b) of the Disclosure Schedule (which is arranged in sections corresponding to the numbered sections contained in Article 3 and is dated the date hereof) supplied to Parent (the “Company Disclosure Schedule”), free and clear of all Liens; has the full and complete right and power to dispose of said Company Capital Stock in accordance with the terms of this Agreement; has full power and authority to execute and deliver this Agreement and the other agreements of which forms are attached as exhibits hereto (the “Ancillary Agreements”) to which such Holder is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; and this Agreement and the Ancillary Agreements to which such Holder the Company is a party have been or will be, as applicable, duly and validly executed and delivered by such Holder and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, each constitutes or will upon such due execution and delivery constitute, as applicable, a legal, valid and binding obligation of such Holder enforceable against such Holder in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY INDEMNIFYING OFFICER

          Subject to such exceptions as are disclosed in the Company Disclosure Schedule, the Company and the Company Indemnifying Officer represent and warrant to their knowledge to Parent, as of the date hereof and as of the Closing Date (except where the representation and warranty is expressly made as of another date, in which case such representation or warranty is made only as of such other date), as follows:

          3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has full power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company is not in violation of any of the provisions of its Certificate of Incorporation. Section 3.1(a) of the Company Disclosure Schedule lists all of the directors and officers of the Company.

          3.2 Authority Relative to this Agreement. The Company has full power and authority to execute and deliver this Agreement and the other agreements of which forms are attached as exhibits hereto (the “Ancillary Agreements”) to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, the consummation by the Company of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action of the Company and no further action is required on the part of the Company to authorize this Agreement or the Ancillary Agreements to which the Company is a party or the consummation of the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements to which the Company is a party have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, each constitutes or will upon such due execution and delivery constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

          3.3 Company Capital Stock.

(a)

All of the issued and outstanding capital stock of the Company (the "Company Capital Stock") is duly authorized and validly issued, fully paid and nonassessable, and has been issued in compliance with all applicable federal, state and foreign securities Laws and has not been issued in violation of any preemptive rights, right of first refusal or similar rights, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

(b)

The Company Common Stock is held of record, as of the date of this Agreement, by those persons with the addresses of record (as provided by such person to the Company) and in the amounts set forth on Section 3.3(b) of the Company Disclosure Schedule.

(c)

Except as set forth in Sec. 3.3 (c) of the Company Disclosure Schedule, there are no outstanding Company Options, Company Warrants or other Equity Equivalents of the Company, or Contracts to which the Company is a party

(written or oral) to issue any Interests or any other security with respect to the Company.

(d)	There are no outstanding or authorized Interest appreciation, phantom, profit participation, or other similar rights with respect to the Company.

(e)

Except as set forth in Sec. 3.3 (e) of the Company Disclosure Schedule, there are no registration rights or other Contracts to which the Company is a party or by which the Company is bound with respect to the registration under federal or state securities laws of any issuance or transfer of any equity security of any class of the Company.

          3.4 Subsidiaries. Except as set forth in Section 3.4 of the Company Disclosure Schedule, the Company does not have any Subsidiaries and does not otherwise own any shares of capital stock or any interest in (or any interest convertible, exchangeable or exercisable for any such interest), or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

          3.5 No Conflicts. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not (with or without notice or lapse of time, or both) conflict with or result in any violation of or default under or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit (any such event, a “Conflict”) under (i) any provision of the Certificate of Formation or Limited Liability Company Agreement of the Company, (ii) any Contract to which the Company or any of its properties or assets (including intangible assets), is subject (each, a “Company Contract,” and collectively, the “Company Contracts”), or (iii) any Legal Requirement applicable to the Company or any of its properties (tangible and intangible) or assets except, in the case of (ii) above, for such Conflicts as are not individually or in the aggregate material. There are no lists all necessary consents, waivers and Approvals of parties to any Company Contract as are required thereunder in connection with the Acquisition, or for any such Company Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time (“Third-Party Consents”). Following the Effective Time, the Company will be permitted to exercise all of its rights under the Company Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Company Contracts had the transactions contemplated by this Agreement not occurred.

          3.6 Organizational Documents. The Company has delivered to Parent or its counsel for examination the following: (a) copies of the Certificate of Incorporation and By-Laws of the Company as currently in effect; (b) all written records of all proceedings, consents, actions, and meetings of the shareholders, board of directors and any committees thereof of the Company; (c) stock ledger and journal reflecting all issuances and transfers of the Company Capital Stock; and (d) all Permits from Governmental Authorities issued to the Company by, and filings by the Company with, any regulatory agency, and all applications for such permits, orders, and consents. The written records of all proceedings, consents, actions, and meetings of the shareholders, board of directors and any committees thereof of the Company made available to counsel for Parent are the only minutes of the Company and contain accurate summaries of all meetings or actions by written consent of the Board of Directors (or committees thereof) of the Company and its shareholders since the time of formation of the Company.

           3.7 Consents. No consent, waiver, Approval, order or authorization of, or registration, declaration or filing with any Governmental Authority or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement and any Ancillary Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, Approvals, orders authorizations registrations, declarations and filings the lack of which, individually or in the aggregate, would not constitute a Material Adverse Effect.

          3.8 Company Financials. The Company’s Financials (including the notes thereto) to be provided pursuant to Section 6.2 below by the Company to Parent on or before Closing will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and present fairly in all material respects the financial position and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of the Company Interim Financial Statements, to normal year-end adjustments, which adjustments will not be material in amount or significance. The Company Financials will be at the time of presentation correct and complete in all material respects and there has been no material change in any accounting policies, principles, methods or practices of the Company, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), since its inception. The Company’s unaudited consolidated balance sheet as of June 30, 2007 is referred to herein as the “Current Balance Sheet.”

          3.9 No Undisclosed Liabilities. Except as reflected or reserved against in the Company Financials (including the notes thereto) or as disclosed in Section 3.9 of the Company Disclosure Schedule, there are no Liabilities of, relating to or affecting the Company or any of its Assets and Properties, other than Liabilities incurred (a) in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet which, individually and in the aggregate, are not material to the business or condition of the Company or (b) in connection with and in accordance with the provisions of this Agreement.

          3.10 Absence of Changes. Since June 30, 2007, except as set forth in Section 3.10 of the Company Disclosure Schedule:

(a)	the Company has not entered into any Contract, commitment or transaction or incurred any Liabilities other than in the ordinary course of business;

(b)	the Company has not acquired an interest in or made any capital investment in, altered or entered into any Contract or other commitment to alter its interest in,

any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(c)	there has not been any or violation of the terms of, any of the Contracts set forth or described in the Company Disclosure Schedule, except as described therein;

(d)

the Company has not entered into any transaction with any officer, director, shareholder, Affiliate or Associate of the Company, other than pursuant to any Contract in effect as of the date of the Current Balance Sheet and disclosed to Parent and identified on the Company Disclosure Schedule.

(e)	no Action or Proceeding has been commenced or, to the knowledge of the Company, threatened by or against the Company and no Action or Proceeding has been settled or compromised by the Company;

(f)	there has not been any transfer (by way of a license or otherwise) to any Person of rights to any Intellectual Property other than in the ordinary course of business;

(g)

the Company has not made or agreed to make any disposition or sale, license or lease of, or incurrence of any Lien in an amount exceeding $10,000 individually or $20,000 in the aggregate, on, any Assets and Properties, other than sales of products or services, or grants of nonexclusive licenses (to object code only) of products, to customers in the ordinary course of business;

(h)	the Company has not made or agreed to make any purchase of any Assets and Properties of any Person other than in the ordinary course of business;

(i)	the Company has not guaranteed any Indebtedness in an aggregate amount exceeding $20,000, or issued or sold any debt securities, or extended or otherwise modified the terms of any Indebtedness;

(j)

the Company has not granted or approved (i) any severance or termination pay to, (ii) any increase of greater than five percent (5%) in salary, rate of commissions, rate of consulting fees or any other compensation of, (iii) the payment of any consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former officer, director, shareholder, employee or consultant) to, (iv) any loan or extension of credit to, or (v) any discretionary or stay bonus to, any director, current or former officer, employee, shareholder or consultant, except payments made pursuant to written Contracts outstanding on the date hereof, copies of which have been delivered to Parent and which are disclosed in Section 3.10(j) of the Company Disclosure Schedule;

(k)	there has been no filed claim or written notice to the Company of wrongful discharge or other unlawful labor practice or action with respect to the Company;

(l)	the Company has not made any change in accounting policies, principles, methods, practices or procedures;

(m)

the Company has not failed to renew any insurance policy; no insurance policy of the Company has been cancelled or materially amended; and the Company has given all notices and presented all claims (if any) under all such policies in a timely fashion;

(n)

there has been no material amendment or non-renewal of any Approvals, and the Company has used commercially reasonable efforts to maintain such Approvals and has observed in all material respects all Laws and Orders applicable to the business or Assets and Properties of the Company;

(o)

there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company individually or in the aggregate in an amount exceeding $20,000, other than ordinary wear and tear;

(p)	the Company has not waived or released any material right or claim of the Company, including any write-off or other compromise of any material account receivable of the Company;

(q)

the Company has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of its licensors, distributors, suppliers or other business partners except for such changes or losses and threatened changes or losses (assuming for this purpose that such threats are realized) as would not individually or in the aggregate have or be reasonably expected to have a Material Adverse Effect; and

(r)

the Company has not entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing items described in the preceding clauses (a) through (r) of this Section 3.10.

          3.11 Taxes.

(a)

Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and Liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.11(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 3.11(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)	Tax Returns and Audits.

(i)

The Company has prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all material Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable law.

(ii)

The Company has timely paid all material Taxes it is required to pay and has timely paid or withheld with respect to its Employees all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be paid or withheld.

(iii)

The Company is not currently delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, except as noted on the Company Disclosure Schedule.

(iv)	No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v)

As of the date of the Current Balance Sheet, the Company did not have any Liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

(vi)

The Company has made available to Parent or its legal counsel, copies of all foreign, federal, state and local income and all state and local sales and use Returns for the Company filed for all periods since its inception.

(vii)	No adjustment relating to any Return filed by the Company has been proposed formally or, to the Knowledge of the Company, informally by any tax authority to the Company or any representative thereof.

(c)

Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any employee or former employee of the

Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

          3.12 Reserved.

          3.13 Legal Proceedings. Except as set forth in Section 3.13 of the Company Disclosure Schedule:

(i)	there are no pending Actions or Proceedings against or relating to the Company, any of its Assets and Properties or any of the Company’s officers or directors in such capacities;

(ii)

to the knowledge of the Company, there are, and since June 30, 2007 there have been, no Actions or Proceedings overtly threatened against or relating to the Company, any of its Assets and Properties or any of the Company’s officers or directors in such capacities;

(iii)

there are no facts or circumstances known to the Company that would reasonably be expected to give rise to any Action or Proceeding against or relating to the Company, any of its Assets and Properties or any of the Company’s officers or directors in such capacities which Action or Proceeding would, if determined against the Company, result in material damages, costs or expenses;

(iv)	the Company has no knowledge of facts or circumstances that constitute reasonable grounds to believe that any Governmental Authority intends to conduct an Action or Proceeding; and

(v)	the Company has not received notice or otherwise has knowledge of any Orders outstanding or threatened against the Company.

          3.14 Compliance with Laws, Orders, Approvals and Contracts.

(a)

To the knowledge of the Company, the Company has not violated, and is not currently in default or violation under, any Legal Requirement or Approval applicable to the Company or any of its Assets and Properties, except for such defaults or violations which are not, individually or in the aggregate, material and the Company has no knowledge of any claim of violation, or of any actual violation, of any such Legal Requirement or Approval by the Company.

(b)

To the knowledge of the Company, the Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Company Contract, nor is the Company aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both, except for such breaches, violations and defaults (including breaches, violations and defaults that would arise upon lapse of time following, and/or notice of, such events) which are not, individually or in the aggregate, material. Each material

Company Contract is in full force and effect and the Company is not subject to any default thereunder. To the knowledge of the Company, no party obligated to the Company pursuant to any such Company Contract is subject to any default thereunder.

          3.15 Employment Matters.

(a)

Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long- term disability policy. Neither the Company nor any Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee.

(b)

Labor. No work stoppage or labor strike against the Company or any Affiliate is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company. Neither the Company nor any Affiliate has incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.

          3.16 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)

The Company does not own any real property, nor has the Company ever owned any real property. Section 3.16(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease (and, with respect to any property subleased out by the Company, the name of the sublessee, the duration of the sublease and the aggregate annual rental payable to the Company). All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except for such defaults (including defaults that would arise upon lapse of time following, and/or notice of, such events) which are not, individually or in the aggregate, material.

(b)

The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby and (iii) Liens in favor of Parent. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except for such defaults (including defaults that would arise upon lapse of time following, and/or notice of, such events) which are not, individually or in the aggregate, material.

(c)

All material items of equipment (the “Equipment”) owned or leased by the Company are (i) adequate for the conduct of the business of the Company, as applicable, as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

          3.17 Intellectual Property.

(a)	Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures, improvements; (iii) trade secrets, confidential or proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing (“Trade Secrets”); (iv) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (v) all domain names, universal resource locators (“URLs”) and other names and locators associated with the Internet; (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (viii) all databases and data collections and all rights therein throughout the world; (ix) all moral and economic rights of authors and inventors, however denominated, throughout the world, (x) all Software (defined below), and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world.

(ii)

“Company Intellectual Property” shall mean any Intellectual Property, including the Company Registered Intellectual Property (as defined below) that is owned by, or exclusively licensed to, the Company.

(iii)

“Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered trademarks, applications to register trademarks, including intent- to-use applications, or other registrations or applications related to trademarks; (iii) Copyright registrations and applications to register Copyrights; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi- public legal authority at any time

(iv)

“Software” means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed. Software shall include source code listings and documentation.

(b)

Section 3.17(b) of the Company Disclosure Schedule lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by the Company (the “Company Registered Intellectual Property”) and lists any Actions or Proceedings before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property or Company Intellectual Property is the express subject of the Action or Proceeding and to which Company is a party and has been noticed or served or which is otherwise known to Company.

(c)

All Company Intellectual Property that is owned by the Company and that is used in or necessary to the conduct of Company’s business as presently conducted was written and created solely by either (i) employees of the Company acting within the scope of their employment who have assigned (to the maximum extent permitted under applicable law) their rights, including all Intellectual Property rights therein, to the Company or (ii) by third parties who have assigned (to the maximum extent permitted under applicable law) their rights, including all Intellectual Property rights therein, to the Company.

(d)

To the extent that any Intellectual Property has been developed or created by a third party for Company and is incorporated into any of the Company Products, the Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of (with assignments sufficient to irrevocably transfer (to the maximum extent permitted by law) all rights in and to such Intellectual Property to the Company including, in the case of Patent and Copyright assignments, the right to seek past and future damages with respect thereto), or (ii) has obtained a perpetual, nonterminable license sufficient for the conduct of its business as currently conducted and as currently planned or contemplated to be conducted to all such third party’s Intellectual Property in, such work, material or invention by operation of law or by assignment, to the fullest extent it is legally possible to do so.

(e)

The Company Intellectual Property constitutes all the material Intellectual Property that is used in, or any Intellectual Property that is necessary, to the conduct of the business of the Company as it currently is conducted and as it is currently planned or contemplated to be conducted by the Company, including, without limitation, the design, development, manufacture, use, import and sale of Company Products.

(f)	No person who has licensed any material Intellectual Property to the Company has ownership rights or license rights to improvements made by or for the Company in such Intellectual Property.

(g)

The Company has the right to use all Software development tools, library functions, compilers and all other third-party Software that are required to create, modify, compile, operate or support any Software that is material Company Intellectual Property or is incorporated into any Company Product.

(h)

No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used by Company in the development of any Company Intellectual Property. To Company’s knowledge, no current or former employee, consultant or independent contractor of Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company.

(i)

To the knowledge of the Company, there are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any material dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

(j)	To the Company’s knowledge, no person is infringing or misappropriating any Company Intellectual Property.

          3.18 Agreements, Contracts and Commitments.

(a)	Section 3.18(a) of the Company Disclosure Schedule, lists all of the following to which the Company is a party or bound by:

(i)

any employment or consulting contract with an employee or individual consultant or salesperson, or consulting or sales agreement, contract, or commitment with a firm or other organization (other than offer letters, employee invention assignment agreements and option agreements pursuant to the Company’s standard form previously provided to Parent; provided that there are no substantive modifications from such form; and provided, further, in the case of employee invention assignment agreements, that the employee has not excepted any inventions that are related to any Intellectual Property used in connection with Company Products);

(ii)

any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any subsequent event or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

	(iii)	any fidelity or surety bond or completion bond;

	(iv)	any lease of personal property having a value in excess of $25,000 individually or $50,000 in the aggregate;

	(v)	any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate;

	(vi)	any agreement, contract or commitment with customers of the Company that individually accounts for five percent (5%) or more of the Company’s revenues;

	(vii)	any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

	(viii)	any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(ix)

any purchase order or contract for the purchase of materials or services involving single source suppliers, custom manufacturers or involving in excess of $25,000 individually or $50,000 in the aggregate;

(x)	any construction contracts;

(xi)	any dealer, distribution, joint marketing or development agreement;

(xii)

any sales representative, original equipment manufacturer, value added, remarketer, distributor, reseller, or independent software vendor, or other agreement for distribution of the Company’s products, technology or services by a third party;

(xiii)

any Contract of indemnification or any guaranty other than any Contract of indemnification entered into in connection with the sale, license, distribution and development of Intellectual Property and advertising in the ordinary course of business;

(xiv)	any Contract currently in force to provide source code to any third party for any product or technology;

(xv)	any material settlement agreement entered into prior to the date of this Agreement pursuant to which the Company has continuing obligations or rights;

(xvi)

any Contract not listed in Section 3.18 (a) through (xv) of the Company’s Disclosure Statement under which the consequences of a default or termination would reasonably be anticipated to have a Material Adverse Effect on the Company;

(xvii)	any executory agreement under which the Company has advanced or loaned any amount to any of its directors, officers, and employees;

(xviii)	any revenue or profit participation Contract which involves aggregate annual payments of more than $20,000; or

(xix)

any other Contract that involves $25,000 individually or $50,000 in the aggregate or more and is not cancelable without penalty within thirty (30) days, and any other Contract that is not cancelable without penalty within twelve (12) months.

          3.19 Insurance. The Company has no insurance policies or fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any Affiliate.

          3.20 Interested Party Transactions. Except as disclosed in the Company’s financial statements, no officer, director or shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Contract to which the Company is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.20.

          3.21 Governmental Authorizations and Permits. To the Company’s knowledge each Approval (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for, or material to, the operation of the Company’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

          3.22 Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

          3.23 Disclosure. The representations and warranties of the Company contained in this Agreement, together with the Company Disclosure Schedule and any certificate furnished to Parent pursuant to any provision of this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested in writing by Parent or its counsel. The Company has not failed to disclose to Parent any fact or circumstance that would reasonably be expected to have a Material Adverse Effect on the Company.

ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PARENT INDEMNIFYING OFFICER

          The Parent Indemnifying Officer and Parent hereby jointly and severally represent and warrant to the Company and the Holders, subject to such exceptions as are disclosed with respect to this Article 4 in the disclosure schedule (the “Parent Disclosure Schedule”) delivered herewith and dated as of the date hereof, as follows:

          4.1 Authority Relative to this Agreement. Parent has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Parent’s Board of Directors has unanimously approved this Agreement and the Ancillary Agreements to which the Parent is a party. The execution and delivery by Parent of this Agreement and the Ancillary Agreements to which it is a party and, the consummation by Parent of the transactions contemplated hereby and thereby and the performance by Parent of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of Parent and no further action is required on the part of Parent to authorize this Agreement or the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements have been or will be, as applicable, duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Company and/or the other parties hereto and thereto, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

          4.2 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Parent has full corporate power and authority to conduct its business as presently conducted and to own, use, license and lease its Assets and Properties. Parent is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          4.3 No Conflict. The execution and delivery of this Agreement or any of the Ancillary Documents to which Parent is a party do not, and, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (i) any provision of the articles of incorporation, as amended, and bylaws of Parent, (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Parent or any of its properties or assets are subject or (iii) any Legal Requirement applicable to Parent or its properties or assets, except in each case where such Conflict will not have a Material Adverse Effect or will not affect the legality, validity or enforceability of this Agreement.

          4.4 Consents. No consent, waiver, Approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any third party is required by or with respect to Parent in connection with the execution and delivery of this Agreement and any Ancillary Agreements to which Parent is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, Approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, and (ii) such consents, waivers, Approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect.

          4.5 Parent Capital Stock.

(a)

The authorized capital stock of Parent consists of 450,000,000 shares of Common Stock with a par value $0.001 per share (“Parent Common Stock”), of which 16,140,000 shares of Parent Common Stock are issued and outstanding; and as of the Closing Date Parent’s issued and outstanding capital stock shall consist of 17,000,000 shares of Parent Common Stock on a fully-diluted basis, including the shares of Parent Common Stock to be issued on close of the Private Placement (as defined in Section 6.11 below) but excluding the Acquisition Stock Consideration. All outstanding shares of Parent Common Stock have been duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound and have been issued in compliance with federal and state securities laws. Except as set forth in Section the 4.5 of the Parent Disclosure Schedule, there are no outstanding rights, options, warrants, preemptive rights, redemption rights, rights of first refusal or similar rights for the purchase or acquisition from Parent of any securities of Parent. Section 4.5 of the Parent Disclosure Schedule sets forth Parent’s capitalization as of the date of this Agreement and pro forma as of the Closing Date on a fully diluted basis assuming the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements and the exercise on the Closing Date of all securities convertible into or exchangeable for Parent’s Common Stock, among other things.

(b)

There are no Contracts of any character, written or oral, to which Parent is a party or by which it is bound obligating Parent to repurchase or redeem, or cause to be repurchased or redeemed, any shares of Parent Capital Stock, or obligating the Parent to grant, extend, accelerate the Vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Parent.

(c)

Except as set forth in Section 4.5(c) of the Parent Disclosure Schedule, there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Parent Capital Stock created by statute, the articles of incorporation or bylaws of the Company, or any agreement or other arrangement to which the Parent is a party (written or oral) or by which it is bound and there are no agreements, arrangements or understandings to which the Parent is a party (written or oral) pursuant to which the Parent has the right to elect to satisfy any Liabilities by issuing Parent Capital Stock or Equity Equivalents.

(d)

Except as set forth in Section 4.5(d) of the Parent Disclosure Schedule, the Parent is not a party or subject to any agreement or understanding, and, to the Parent’s knowledge, there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting or giving of written consents with respect to the Parent Capital Stock, including any voting trust agreement or proxy. Except as set forth in Section 4.5(d) of the Parent Disclosure Schedule, no debt securities of the Parent are issued and outstanding.

          4.6 Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued as the Acquisition Stock Consideration, when issued, will be duly authorized, validly issued, fully paid, and non-assessable and will be free of liens, charges, encumbrances and restrictions on transfer other than restrictions on transfer under this Agreement or the Ancillary Agreements and applicable state and federal securities laws and will be, subject to the truth and accuracy of the representations made by the Company in Section 3.3 and by the Holders in their Holder Certificates, issued in compliance with applicable federal and state securities laws, and are not subject to any preemptive rights or rights of first refusal or other similar rights that have not been effectively waived. Immediately, prior to the Closing there shall be no Parent Common Stock reserved for issuance.

          4.7 Parent Financial Statements. Parent has delivered to the Company (a) the audited consolidated balance sheets of the Parent as of December 31, 2006 and 2005, and the related audited statements of operations, changes in holders’ equity and cash flows, respectively, for the fiscal years ended December 31, 2006 and 2005 (the “Parent Annual Financial Statements”) and (b) the unaudited consolidated balance sheet of Parent as of June 30, 2007, and the related unaudited statement of operations for the three month period ended on such date (the “Parent Interim Financial Statements” and, together with Parent Annual Financial Statements, the “Parent Financials”). The Parent Financials (including the notes to the Parent Annual Financial Statements) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and present fairly in all material respects the financial position and operating results of Parent as of the dates and during the periods indicated therein, subject (1) to adjustments in compensation expense required by the Securities and Exchange Commission in connection with equity compensation, (2) to adjustments resulting from changes in accounting standards and emerging interpretive guidance relating to standards of financial accounting and reporting, and (3) in the case of the Parent Interim Financial Statements, to normal quarter-end and year-end adjustments, and except that the Parent Interim Financial Statements may not contain footnotes. The Parent’s unaudited consolidated balance sheet as of June 30, 2007 is referred to herein as the “Parent Current Balance Sheet.”

          4.8 No Undisclosed Liabilities. Except as reflected or reserved against in Parents’ Financials (including the notes thereto) or as disclosed in Section 3.9 of the Parent Disclosure Schedule, there are no Liabilities of, relating to or affecting the Parent or any of its Assets and Properties, other than Liabilities incurred (a) in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet which, individually and in the aggregate, are not material to the business or condition of the Parent or (b) in connection with and in accordance with the provisions of this Agreement.

          4.9 Absence of Certain Changes. Since June 30, 2007, except as set forth in Section 4.9 of the Parent Disclosure Schedule Parent has operated its business in the ordinary course consistent with past practice, and since such date:

(a)	there has not occurred any change, event or condition that has resulted in a Material Adverse Effect;

(b)	there has not occurred any amendment or change in its articles of incorporation or bylaws;

(c)	there has not occurred any material change in accounting methods or practices;

(d)

the Parent has not made any declaration, setting aside or payment of a dividend on, or made any other distribution in respect of, the capital stock of Parent, or any split, combination or recapitalization of the capital stock of Parent or any direct or indirect redemption, purchase or other acquisition of any capital stock of Parent or any change in any rights, preferences, privileges or restrictions on any outstanding security of Parent

(e)

the Parent has not entered into any transaction with any officer, director, shareholder, Affiliate or Associate of the Parent, other than pursuant to any Contract in effect as of the date of the Current Balance Sheet and disclosed to Parent and identified on the Parent Disclosure Schedule.

(f)

no Action or Proceeding has been commenced, threatened, settled or compromised by the Parent and, to the knowledge of the Parent, no facts or circumstances exist that would give rise to any Action or Proceeding (including without limitation, an Action or Proceeding arising out of Parent’s mining property or search for mineral deposits);

(g)

the Parent has not: (A) issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any shares of Parent Capital Stock or Equity Equivalents, (B) modified or amended the rights of any holder of any outstanding shares of Parent Capital Stock or Equity Equivalents (including to reduce or alter the consideration to be paid to the Parent upon the exercise of any outstanding options, warrants, stock purchase rights or other Equity Equivalents); and (C) not granted any options with an exercise price of less than the fair market value of the Parent’s Common Stock on the date the option was granted.

(h)

the Parent has not made or agreed to make any disposition or sale, license or lease of, or incurrence of any Lien in an amount exceeding $5,000 individually or $10,000 in the aggregate, on, any Assets and Properties;

(i)

the Parent has not made or agreed to make any purchase of any Assets and Properties of any Person other than (i) acquisitions of inventory, or licenses of products, in the ordinary course of business consistent with past practice and (ii) other acquisitions in an amount not exceeding $5,000 in the case of any individual item or $10,000 in the aggregate;

(j)

the Parent has not made or agreed to make any capital expenditures or commitments for additions to property, plant or equipment constituting capital assets individually or in the aggregate in an amount exceeding $5,000;

(k)

the Parent has not made or agreed to make any write-off or write-down, or any determination to write off or write-down, or revalue, any of its Assets and Properties, or change any reserves or liabilities associated therewith in an amount exceeding $5,000;

(l)

the Parent has not made or agreed to make payment, discharge or satisfaction, in an amount in excess of $5,000 in any one case, or $10,000 in the aggregate, of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Parent Financials;

(m)

the Parent has not failed to pay or otherwise satisfy any Liabilities when due and payable, except such Liabilities which are being contested in good faith by appropriate means or procedures and which, individually and in the aggregate, are immaterial in amount;

(n)

the Parent has not created, incurred, assumed or guaranteed any Indebtedness in an aggregate amount exceeding $5,000, or issued or sold any debt securities, or extended or otherwise modified the terms of any Indebtedness;

(o)

the Parent has not granted or approved (i) any severance or termination pay to, (ii) any increase of greater than five percent (5%) in salary, rate of commissions, rate of consulting fees or any other compensation of, (iii) the payment of any consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former officer, director, shareholder, employee or consultant) to, (iv) any loan or extension of credit to, or (v) any discretionary or stay bonus to, any director, current or former officer, employee, shareholder or consultant;

(p)	the Parent has not adopted, entered into, amended, modified or terminated (partially or completely) any Employee Plan (as defined in Section 3.15(a)(vi));

(q)

there has been no filed claim or written notice to the Parent, and Parent has no knowledge of facts or circumstances that would give rise to a claim of wrongful discharge or other unlawful labor practice or action with respect to the Parent;

(r)

the Parent has not made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, nor has it consented to any extension or waiver of the statute of limitations period applicable to any claim or assessment in respect of Taxes;

(s)

the Parent has not failed to renew any insurance policy; no insurance policy of the Parent has been cancelled or materially amended; and the Parent has given all notices and presented all claims (if any) under all such policies in a timely fashion;

(t)

there has been no material amendment or non-renewal of any Approvals, and the Parent has used commercially reasonable efforts to maintain such Approvals and has observed in all material respects all Laws and Orders applicable to the business or Assets and Properties of the Parent;

(u)

there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Parent individually or in the aggregate in an amount exceeding $5,000, other than ordinary wear and tear;

(v)	the Parent has not entered into any employment Contract, or modified the terms of any existing such Contract;

(w)

the Parent has not entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing items described in the preceding clauses of this Section 4.9.

          4.10 Dividends or Distributions. Parent has not declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock.

          4.11 Registration Rights. Except as provided in the Registration Rights Agreement attached as Exhibit C, Parent is presently not obligated and has not granted any rights to register under the Securities Act or to register or qualify under any state securities any of its presently outstanding securities or any of its securities that may subsequently be issued.

          4.12 Legal Proceedings. There are, and since the date of the Parent Current Balance Sheet, have been, no material Actions or Proceedings pending or, to the knowledge of the Parent, threatened against, relating to or affecting the Parent or any of its Assets and Properties and Parent has not received notice or otherwise has knowledge of any Orders outstanding against the Parent.

          4.13 Employment Matters. Parent has no employees. There are no pending material claims or actions against the Parent under any worker’s compensation policy or long-term disability policy.

          4.14 Patents and Trademarks. To Parent’s knowledge, Parent owns, or has the right to use (or will be able to obtain the right to use on reasonable commercial terms), all patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other proprietary rights necessary to its business as now conducted and as proposed to be conducted without conflicting with or infringing upon the right or claimed right of any person under or with respect to the forgoing, except as would not have a Material Adverse Effect on Parent.

          4.15 Compliance with Other Instruments. Parent is not in violation or default of any provision of its articles of incorporation or bylaws, each as amended and in effect on and as of the date hereof. Parent is not in violation or default of any material provision of any instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound which would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect or of any provision of any federal, state or, to its knowledge, local statute, rule or governmental regulation which would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect. The execution, delivery and performance of and compliance with this Agreement and the Ancillary Agreements to which the Parent is a party, and the exchange and delivery of the Acquisition Stock Consideration will not result in any such violation, be in Conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision (other than any consents or waivers that have been obtained), or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the Assets and Properties of Parent pursuant to any such provision.

          4.16 Title to Property and Assets. Parent owns its Assets and Property free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair Parent’s ownership or use of such Assets and Property. With respect to the Assets and Property it leases, Parent is in compliance with such leases in all material respects and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

          4.17 Organizational Documents.

(a)

The Parent has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and (B) to maintain accountability for assets; and (iii) the amounts recorded for assets and liabilities on the books and records of the Parent are in accordance with GAAP.

(b)

The Parent has delivered to Parent or its counsel for examination the following: (a) copies of the articles of incorporation and bylaws of the Parent as currently in effect; (b) all written records of all proceedings, consents, actions, and meetings of the shareholders, board of directors and any committees thereof of the Parent; (c) stock ledger and journal reflecting all stock issuances and transfers of the Parent; and (d) all Permits from Governmental Authorities issued to the Parent by, and filings by the Parent with, any regulatory agency, and all applications for such permits, orders, and consents. The written records of all proceedings, consents, actions, and meetings of the shareholders, board of directors and any committees thereof of the Parent made available to counsel for Parent are the only minutes of the Parent and contain accurate summaries of all meetings or actions by written consent of the Board of Directors (or committees thereof) of the Parent and its shareholders since the time of incorporation of the Parent.

          4.18 Disclosure. The representations and warranties of the Parent contained in this Agreement, together with the Parent Disclosure Schedule and any certificate furnished to Company pursuant to any provision of this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent has not failed to disclose to the Company any fact or circumstances that would reasonably be expected to have a Material Adverse Effect on Parent.

          4.19 Brokers and Finders’ Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

          4.20 Tax Returns, Payments and Elections. The Parent has prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) and such Returns are true and correct in all material respects and have been completed in accordance with applicable law. The provisions for Taxes of Parent as shown in the Parent Financials are adequate in all material respects for Taxes due or accrued as of the date hereof. Since the date of the Parent Interim Financial Statements, Parent has not incurred any material Taxes, assessments or governmental charges other than in the ordinary course of business and Parent has made adequate provisions on its books of account for all material Taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

          4.21 Parent SEC Documents. Parent has filed with the SEC on a timely basis all the documents that Parent was required to file with the SEC in accordance with Sections 13, 14 and 15(d) of the Securities Exchange Act on or after the effective date of its registration statement on Form SB-2 (as amended, the “Parent SEC Documents”). As of their respective filing dates, or in the case of the Form SB-2 registration statement, its effective time, none of the documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Parent SEC Documents complied when filed, or in the case of registration statements, as of its effective time, in all material respects with the then applicable requirements of the Securities Act or the Securities Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC thereunder. To the knowledge of Parent and the Parent Indemnifying Person, there is no Person required to file a Schedule 13D or Form 3 by virtue of having beneficial ownership of more than 5% of Parent Common Stock who has not made such a filing, and the information contained in all filed Form 3 and Schedule 13D is true and correct in all material respects.

          4.22 Closing Cash Statement. The Closing Cash Statement delivered by Parent pursuant to Section 6.15 will state the amount of Parent’s cash and cash equivalents (within the meanings of such terms under GAAP) on the Closing Date, which shall not be less than One Million(US$ 1,000,000) United States Dollars.

          4.23 Subsidiaries. The Parent does not have any Subsidiaries and does not otherwise own any shares of capital stock or any interest in (or any interest convertible, exchangeable or exercisable for any such interest), or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity. The Parent has not agreed and is not obligated to make any future investment in or capital contribution to any Person.

ARTICLE 5: CONDUCT PRIOR TO THE EFFECTIVE TIME

          5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 9 hereof and the Effective Time, each of the Parent and the Company agree (unless such party is required to take such action pursuant to this Agreement or such other party shall give its prior consent in writing), subject to the prohibitions set forth in this Section 5.1 and in Section 5.2, to carry on its business in the usual, regular and ordinary course consistent with past practice, to pay its Liabilities, Taxes and other obligations consistent with its past practices (and in any event when due), and, to the extent consistent with such business, to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Except as expressly contemplated by this Agreement, none of the parties shall, without the prior written consent of such other party, take or agree in writing or otherwise to take, any action that would result in the occurrence of any of the changes described in Section 3.10 or Section 4.9 or any other action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect (individually or in the aggregate) or prevent such party from performing or cause it not to perform its agreements and covenants hereunder or cause any condition to any other party’s closing obligations in Article 6 not to be satisfied. Without limiting the generality of the foregoing, during the period from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 9 hereof, or the Effective Time, the respective party or parties shall not, except as set forth in such party’s respective Disclosure Schedule, cause or permit any of the following which is not within the scope of the operations of such party’s ordinary course of business consistent with past practice, without the prior written consent of the respective other party:

(a)

Stock Option Plans: accelerate, amend or change the period of exercisability or vesting of Options or other rights granted under its stock plans or otherwise, authorize cash payments in exchange for any Options or other rights granted under any of such plans, grant any additional Options or waive any repurchase rights with respect to any Restricted Stock;

(b)

Intellectual Property: (i) sell, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any Contract with respect to any Company Intellectual Property with any person or entity; provided, that the Company may enter into non-exclusive licenses of Company Intellectual Property with licensees (A) in the ordinary course of the Company’s business consistent with past practice and (B) outside of the ordinary course of the Company’s business consistent with past practice with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed), (ii) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity, other than with respect to off-the- shelf software pursuant to “shrink wrap” or “click wrap” license agreements, (iii) enter into any agreement with respect to the development of any Intellectual Property with a third party, or (iv) change pricing or royalties charged by the Company to its customers or licensees, or agree to any change in the pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

(c)

Product and Technology Rights: enter into or amend any Contract, commitment or transaction pursuant to which any other party is granted marketing, distribution, development or other similar rights of any type or scope with respect to any of products or technology of the Company;

(d)	Contracts: amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the respective Disclosure Schedule;

(e)

Capital Stock: declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Capital Stock, or split, combine or reclassify any Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Capital Stock (or options, warrants or other rights exercisable therefor);

(f)

Issuances of Capital Stock: issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Capital Stock or any securities convertible into, or subscriptions, rights, warrants or Options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, other than pursuant to or in support of this Agreement;

(g)	Amendments to Articles: cause or permit any amendments to such party’s articles of incorporation or bylaws;

(h)

Dispositions: sell, lease, license or otherwise dispose of or encumber any Assets or Property, except for Assets or Property that are not Company Intellectual Property in the ordinary course of business consistent with past practice; provided, that the Company may enter into non-exclusive licenses of Company Intellectual Property with licensees (A) in the ordinary course of the Company’s business consistent with past practice and (B) outside of the ordinary course of the Company’s business consistent with past practice with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed;

(i)

Indebtedness: incur any indebtedness for borrowed money or guarantee any such indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities or guarantee any debt securities of others, enter into any “keep well” or other agreement to maintain any financial statement condition, or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables and capital equipment leases consistent with past practice and other than the Bridge Loan;

(j)	Loans: grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement, other than the Bridge Loan;

(k)

Payment of Obligations: pay, discharge or satisfy any claim or Liability arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in such respective party’s Financials or incurred since the date of the Current Balance Sheet in the ordinary course of business and reasonable expenses incurred in connection with the transactions contemplated by this Agreement;

(l)

Expenditures: make any expenditures or enter into any commitment or transaction exceeding $25,000 individually or $50,000 in the aggregate as to the Company and $2,500 individually or $5,000 in the aggregate as to the Parent;

(m)	Insurance: reduce the amount of any insurance coverage provided by existing insurance policies;

(n)	Employees: encourage any Company Employees to resign from the Company, other than Non-Continuing Employees;

(o)

Severance Arrangements: grant or increase or modify in favor of any Employee any severance or termination pay to any Employee except payments made pursuant to standard written agreements or plans outstanding on the date hereof and disclosed in the respective party’s Disclosure Schedule;

(p)	Employee Contracts: enter into or amend any Contract with any officer, director or employee;

(q)

Employee Plans: adopt or amend any Employee Plan, enter into any employment Contract, pay or agree to pay any special bonus or special remuneration to any director, officer or Employee, or increase the salaries, wage rates, or other compensation of its Employees except payments made pursuant to standard written agreements in place on the date hereof and disclosed in the respective party’s Disclosure Schedule;

(r)	Litigation: commence any litigation (other than a lawsuit for breach of this Agreement);

(s)

Taxes: make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle or compromise any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(t)

Acquisitions: acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the respective party’s business;

(u)	Revaluation: revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable; or

(v)

Other: take or agree in writing or otherwise to take, any of the actions described in Section 5.1(a) through Section 5.1(s) above, or any other action that would prevent the respective party from performing, or cause the respective party not to perform, its covenants and agreements hereunder.

ARTICLE 6: ADDITIONAL AGREEMENTS

          6.1 Restricted Shares; Shareholders’ Representations Regarding Securities Law Matters.

(a)

The parties hereto acknowledge and agree that the shares of Parent Common Stock issuable to the Holders pursuant to Section 1.1 hereof shall constitute “restricted securities” within the meaning of Rule 144 of the Securities Act and will be issued in a private placement transaction in compliance with Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The certificates evidencing the shares of Parent Common Stock to be issued in the Acquisition shall bear appropriate legends to identify such privately placed shares as being “restricted securities” under the Securities Act, to comply with state and federal securities laws and, if applicable, to notice the restrictions on transfer of such shares.

(b)

Each Holder, by virtue of the Acquisition, shall be bound by the following provisions regarding the Parent Common Stock included in the Acquisition Stock Consideration received at the Closing hereunder:

(i)

Such shareholder will not offer, sell, transfer or otherwise dispose of any shares of Parent Common Stock unless (A) such sale, transfer or other disposition is within the limitations of and in compliance with the Securities Act and the rules and regulations thereunder, including without limitation Rule 144 promulgated by the SEC under the Securities Act, and the shareholder furnishes Parent with reasonable proof of compliance with such Rule, (B) in the opinion of counsel, reasonably satisfactory to Parent and its counsel, some other exemption from registration under the Securities Act is available with respect to any such proposed sale, transfer, or other disposition of Parent Common Stock, or (C) the offer and sale of Parent Common Stock is registered under the Securities Act. Notwithstanding the foregoing, no such registration statement or opinion of counsel shall be necessary for the following transfers for no consideration (1) a transfer by a shareholder that is a partnership or limited liability company to a partner of such partnership or a member of such limited liability company or a retired partner of such partnership who retires after the date hereof or a retired member of such limited liability company who retires after the date hereof, or to the estate of any such partner, retired partner, member or retired member; (2) a transfer by a corporation to its subsidiaries or stock holders; or (3) the transfer by gift, will or intestate succession by any shareholder or any partner or member (current or retired) of a shareholder to his or her spouse or to the siblings, lineal descendants or ancestors of such shareholder, partner or member (current or retired) or his or her spouse, if the transferee agrees in writing to be subject to the terms hereof.

(ii)

Provided that each officer and director of Parent who owns stock or options to purchase stock of Parent and all one-percent security holders and all other persons with registration rights also agrees to such restrictions, each Holder agrees that, if, in connection with a public offering of Parent’s securities completed within twelve (12) months from Closing, Parent or the underwriters managing the offering so request, the Holder shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of Parent (other than those included in the registration) without the prior written consent of Parent or such underwriters, as the case may be, for 90 days from the effective date of such registration in the case of any other public offering of the Parent’s securities. This Section 5.2(b)(iii) shall be binding on all transferees or assignees of Parent Common Stock issued to each Company Shareholder in the Acquisition.

          6.2 Company Financial Statements. The Company shall, at its sole cost and expense, deliver to Parent, at the earliest possible date, audited financial statements for the Company’s fiscal year ended December 31, 2006 and 2005 (the “Company Year End Financials”), and unaudited quarterly financial period for the quarter ended June 30, 2007 (the “Company Quarterly Statements”) which shall be in form suitable for filing with the SEC and for which the auditors for the Company shall have consented to the inclusion of the SEC filings of Parent.

          6.3 Access to Information. Each party shall afford the other party and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the earlier of (a) the Effective Time and (b) the termination of this Agreement pursuant to Article 9 hereof, to (i) all of the party’s properties, books, contracts, commitments and records, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of a party as such other party may reasonably request, and (iii) all Employees. Each party agrees to provide to the other and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon reasonable request. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition in accordance with the terms and provisions hereof.

          6.4 Confidentiality. Except as required by law, each party and its representatives will hold in strict confidence all documents and information concerning the other party furnished in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) in the public domain through no action by the party in violation of this Section 6.4, (b) in the party's possession at the time of disclosure and not acquired by the party directly or indirectly from the other party on a confidential basis or (c) disclosed by the other party to others on an unrestricted, non-confidential basis) and will not, without the consent of the other party, (i) release or disclose any such documents or information to any other person or (ii) use or permit others to use such documents or information except in connection with this Agreement and the transactions contemplated hereby. In the event of the termination of this Agreement, each party shall return to the other parties all documents, work papers and other material so obtained by it, or on its behalf, and all copies, digests, abstracts or other materials relating thereto, whether so obtained before or after the execution hereof, and will comply with the terms of the confidentiality provisions set forth herein.

          6.5 Expenses: Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses. The fees of Clark Wilson LLP, counsel to the Parent, incurred in connection the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be paid by the Parent at the Closing (which payment shall not exceed for legal services shall not exceed $50,000 without the prior approval of the Company).

          6.6 Public Disclosure. None of the parties nor any officer, director, employee or agent of such party (and each party shall cause each of them to be aware of and comply with this prohibition) shall issue any statement or communication to any third party (other than their respective representatives or agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Parent shall make a timely filing with the SEC of a Special Report on Form 8-K reporting the execution and delivery of this Agreement, and filing this Agreement and all required exhibits.

     6.7 Consents. The Company shall use commercially reasonable efforts to obtain the consents, waivers and Approvals under any of the Contracts to which the Company is a party deemed appropriate or necessary by any party in connection with the Acquisition, including all consents, waivers and Approvals set forth in the Company Disclosure

Schedule, so as to preserve all rights of, and benefits to, the Company thereunder from and after the Effective Time.

          6.8 Reasonable Efforts.

(a)

Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement, including, without limitation, the following: (a) the taking of all acts necessary to cause the conditions precedent set forth in Section 7.3 to be satisfied (other than obtaining consents, approvals or waivers which are governed by Section 6.7), (b) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (c) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)

Subject to the terms and conditions provided in this Agreement, each of Parent and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Acquisition and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Acquisition. Each party will take all reasonable actions to obtain (and will cooperate with the other parties in obtaining) any consent, authorization, order or approval of or any registration, declaration or filing with, or an exemption by, any Governmental Authority required to be obtained or made by such party or its subsidiaries in connection with the Acquisition or the taking of any action contemplated thereby or by this Agreement; provided, however, that no party shall be required to agree to any divestiture by Parent or the Company or any of Parent’s subsidiaries or affiliates of shares of capital stock or of any business, Assets or Property of Parent or its subsidiaries or affiliates or of the Company or its affiliates or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

          6.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company or Parent, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect any remedies available to the Parent or the Company. No disclosure by the Company pursuant to this Section 6.9 shall be deemed to amend or supplement the Company Disclosure Schedule, or prevent or cure and misrepresentations, breach of warranty or breach of covenant. No disclosure by Parent pursuant to this Section 6.9 shall be deemed to amend or supplement Parent Disclosure Schedule, or prevent or cure and misrepresentations, breach of warranty or breach of covenant.

          6.10 Additional Documents and Further Assurances; Cooperation. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things (including all action reasonably necessary to seek and obtain any and all consents, waivers and Approvals of any Governmental Authority or Person required in connection with the Acquisition) as may be necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement. Each party agrees to use commercially reasonable efforts to cause the conditions set forth in Article 7 to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party, as soon as practicable following the date hereof.

          6.11 Private Placements. On or before the Closing, Parent will complete one or more private placements raising an aggregate of One Million (US $1,000,000) United States Dollars (collectively, the “Private Placement”). In the Private Placement the Parent shall sell shares of Parent Common Stock at a purchase price of $.50 per share. The subscribers to the Private Placement will have registration rights as set out in the Registration Rights Agreement attached as Exhibit C this Agreement.

          6.12 Bridge Loan. Within two business days after the execution and delivery of this Agreement, Parent shall provide the Company with a bridge loan of Nine Hundred Seventy Five Thousand (US$ 975,000) United States Dollars (the “Bridge Loan”). The parties acknowledge the Bridge Loan forms part of the One Million (US$ 1,000,000) Cash requirement of Parent pursuant to this Agreement and will be eliminated as an intercompany transaction as of the Closing.

          6.13 Investor Representation Statement. The Company shall use its reasonable best efforts to secure, prior to the Closing, from each Holder an executed Holder Certificate.

          6.14 Closing Cash Statements.

          (a)      The Company shall prepare and deliver to the Parent, at least one (1) Business Day prior to the Closing, a statement (the “Closing Cash Statement”), reasonably acceptable to the Parent, which states the amount of cash and cash equivalents (within the meanings of such terms under GAAP) of the Company as of that date, which shall not be less than Two Million (US$2,000,000) United States Dollars.

          (b)      The Parent shall prepare and deliver to the Company, at least one (1) Business Day prior to the Closing, a statement (the “Closing Cash Statement”), reasonably acceptable to the Company, which states that on the Closing Date the amount of cash and cash equivalents (within the meanings of such terms under GAAP) of the Parent shall be not less than the difference between One Million (US$ 1,000,000) United States Dollars and the sum of (a) principal and accrued interest on the Bridge Loan and (b) up to $50,000 of its legal fees payable pursuant to Section 6.5(f), net of provision for payment of Parent’s Indebtedness and accrued liabilities (other than those under Section 6.5(f)) .

          6.15 Releases. Each shareholder of the Company’s controlling shareholder shall execute and deliver to the Company a release in the form attached hereto as Exhibit B.

ARTICLE 7: CONDITIONS TO THE ACQUISITION

          7.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of the Company and Parent to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)

No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition.

(b)

No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect; nor shall any proceeding brought by any Governmental Authority, seeking any of the foregoing, be pending.

(c)

Resignation and Appointment of Directors. Parent shall have received a written resignation from the current director of Parent and an executed resolution appointing nominees of the Company to the Board of Directors of Parent effective as of the Effective Time.

(d)

No Material Adverse Change. There shall not have occurred any event, series of events or condition of any character that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Parent or the Company since the date of this Agreement.

(e)

Litigation. There shall be no action, suit, claim, or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective Assets and Properties or any of their respective officers or directors arising out of, or in any way connected with, the Acquisition or the other transactions contemplated by the terms of this Agreement.

          7.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Acquisition and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)

Representations and Warranties. The representations and warranties of Parent contained in this Agreement that are qualified by “materiality” or “material adverse change” or contain other materiality exceptions or qualifications shall be accurate in all respects, and the representations and warranties of Parent contained in this Agreement that are not so qualified shall be accurate in all material respects, in each case as of the date of this Agreement and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate to such extent as of such specified earlier date). Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

(b)

Performance. Parent shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing. The Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

(c)	Governmental Approval. Approvals from any Governmental Authority (if any) deemed reasonably appropriate or necessary by the Company shall have been timely obtained.

(d)	Legal Opinion. The Company shall have received a legal opinion from Clark Wilson LLP legal counsel to Parent, in form and substance reasonably satisfactory to it.

(e)

Certificate of Good Standing. The Company shall have received a certificate of good standing of Parent from the Secretary of State of the State of Nevada dated within a reasonable period prior to Closing.

(f)

Anti-Dilution and Participation Waivers. Any participation rights and anti- dilution protection benefiting Parent’s shareholders that are applicable to or triggered by the Acquisition shall have been effectively waived.

(g)	Private Placement. Parent shall have closed its Private Placement of Parent Common Stock.

(h)

Closing Cash Statement. The Closing Cash Statement provided by Parent to the Company will confirm Parent has in cash or cash equivalents on Closing not less than the difference between One Million (US$ 1,000,000,000) United States Dollars and the sum of (i) the principal and accrued interest on the Bridge Loan and (ii) up to $50,000 of its legal fees payable under Section 6.5(f), net of provision for payment of Parent’s Indebtedness and Parent’s accrued liabilities (other than its legal fees under Section 6.5(f)).

(i)

SEC Filings of Parent. Parent shall have filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it pursuant to the Exchange Act.

(j)	Indebtedness. Parent shall have no Indebtedness.

(k)

No Material Adverse Change. There shall not have occurred any event, series of events or condition of any character that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Parent since the date of this Agreement.

(l)

Purchaser Representative. Each Company Shareholder that is not an “accredited investor” (as defined in Regulation 501 under the Securities Act) shall have acknowledged in writing the identity of their “purchaser representative” within the meaning of Regulation 501(h) under the Securities Act (the “Purchaser Representative”) and their reliance on such Purchaser Representative to satisfy the requirements of Regulation 506(b)(2)(ii) under the Securities Act.

(m)	Financial Statements. The Parent shall have delivered to Company the Parent Financial Statements as required by Company pursuant to the terms of Section 6.3.

(n)	Registration Rights Agreement. Parent and the Private Placement subscribers shall have executed and delivered the Registration Rights Agreement attached hereto as Exhibit C.

(o)	Directors. The individuals designated by the Company shall have been elected the directors of Parent, each to hold office in accordance with the Certificate of Incorporation and Bylaws thereof.

(p)	Parent Options. All Parent Options, including without limitation, all of Parent’s Common Stock purchase warrants, outstanding as of the date hereof shall have ceased to be outstanding.

          7.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate the Acquisition and the transaction contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)

Representations and Warranties. The representations and warranties of the Company contained in this Agreement that are qualified by “materiality” or “material adverse change” or contain other materiality exceptions or qualifications shall be accurate in all respects, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be accurate in all material respects, in each case as of the date of this Agreement and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate to such extent as of such specified earlier date). Parent shall have received a certificate to such effect signed on behalf of Company by a duly authorized officer of Company.

(b)

Performance. Company shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing. Parent shall have received a certificate to such effect signed on behalf of Company by a duly authorized officer of Company.

(c)	Indebtedness. Except as set forth in its Disclosure Schedule, the Company shall have no additional material Indebtedness.

(d)	Governmental Approval. Approvals from any Governmental Authority (if any) deemed reasonably appropriate or necessary by Parent shall have been timely obtained.

(e)	Legal Opinion. Parent shall have received a legal opinion from Hofheimer Gartlir & Gross LLP, legal counsel to the Company, in form and substance reasonably satisfactory to it.

(f)

Certificate of Good Standing. Parent shall have received a certificate of good standing of the Company from the Secretary of State of the State of Delaware dated within a reasonable period prior to Closing.

(g)

No Material Adverse Change. There shall not have occurred any event, series of events or condition of any character that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Company since the date of this Agreement.

(h)	Releases. Each of the individuals listed on Sec. 3.3 (b) of the Company Disclosure Schedule shall have executed and delivered to the Company a release in the form attached hereto as Exhibit B.

(i)

Closing Cash Statement. The Closing Cash Statement provided by Company to Parent to confirm whether or not the Company has more than Two Million (US$2,000,000) United States Dollars cash balance on Closing.

(j)	Piggyback Registration Rights Agreement. Parent and certain of the Holders shall have executed and delivered the Piggyback Registration Rights Agreement attached hereto as Exhibit D.

ARTICLE 8: SURVIVAL OF REPRESENTATIONS AND WARRANTIES

          8.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company and the Parent and their respective Indemnifying Officers contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Acquisition and continue until 5:00 p.m., Eastern Standard Time, on the date which is the nine months anniversary of the Closing Date (the “Expiration Date”); provided, however, that (i) the representations and warranties of the Holders, of the Parent set forth in Sections 4.5, 4.7, 4.9(f), 4.20 and 4.21 and of the Company set forth in Sections 3.3, 3.8 and 3.11 of this Agreement shall survive until the expiration of the applicable statutes of limitation, and (ii) only the relevant specific representations and warranties of the Parent and the Company contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall not terminate with respect to any claims specified in any Claim Notice or Indemnity Notice delivered to the Shareholder Representative prior to the Expiration Date until such claims are finally resolved pursuant to the terms of this Article 8, and (iii) in the case of any knowing, intentional or fraudulent breaches of the representations and warranties of the Parent or the Company contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement (each a “Fraudulent Breach” and collectively “Fraudulent Breaches”), the representations and/or warranties that are the subject of such knowing, intentional or fraudulent breaches shall not terminate until the expiration of the applicable statute of limitations.

          8.2 Indemnification. The parties hereto shall indemnify each other as set forth below:

(a)

The Holders and the Company Indemnifying Officer shall indemnify Parent and its officers, directors, employees, agents and Affiliates (the “Parent Indemnified Parties") in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of such Holders or the Company Indemnifying Officer, respectively, contained in this Agreement.

(b)

Parent and the Parent Indemnifying Officer jointly and severally shall indemnify the Holders, and their respective officers, directors, employees, agents and Affiliates (the “Company Indemnified Parties" and, together with the Parent Indemnified Parties, the “Indemnified Parties”) in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Parent or the Parent Indemnifying Officer contained in this Agreement.

(c)

No amounts of indemnity shall be payable as a result of any claim arising under Section 8.2 in respect of a misrepresentation or breach of warranty unless and until the Indemnified Party thereunder have suffered, incurred, sustained or become subject to Losses referred to in such Section in excess of US$100,000 in the aggregate, in which event the Indemnified Party shall be entitled to seek indemnity from the Indemnifying Party for the full amount of such Losses.

(d)

No amounts of indemnity shall be payable as a result of any claim arising under Section 8.2(a) in respect of a misrepresentation or breach of warranty by the Holders and Company Indemnifying Officer if the aggregate amount of indemnity that has been duly paid in full in respect of all claims under Section 10.2(a) equals 10% of the Acquisition Stock Consideration issued by Parent to the Holders pursuant to Section 1.6 of this Agreement.

          8.3. Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 8.2 will be asserted and resolved as follows:

(a)

In the event any claim or demand in respect of which an Indemnifying Party might seek indemnity under Section 8.2 is asserted against or sought to be collected from such Indemnified Party by a Person other than the Company Shareholders or the Indemnifying Officer, Parent or any Affiliate of any Company Shareholders, Indemnifying Officer or Parent (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 7.2 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(b)

In the event any Indemnified Party should have a claim under Section 8.2 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 8.2 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the

Resolution Period, such dispute shall be resolved by arbitration in accordance with paragraph (c) of this Section 8.3.

(c)

Any dispute submitted to arbitration pursuant to this Section 8.3 shall be finally and conclusively determined by the decision of a board of arbitration consisting of three (3) Shareholders (hereinafter sometimes called the "Board of Arbitration") selected as hereinafter provided. Each of the Indemnified Party and the Indemnifying Party shall select one (1) member and the third member shall be selected by mutual agreement of the other Shareholders, or if the other Shareholders fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for such purpose by the Indemnified Party. The Board of Arbitration shall meet in New York or such other place as a majority of the Shareholders of the Board of Arbitration determines more appropriate, and shall reach and render a decision in writing (concurred in by a majority of the Shareholders of the Board of Arbitration) with respect to the amount, if any, which the Indemnifying Party is required to pay to the Indemnified Party in respect of a claim filed by the Indemnified Party. In connection with rendering its decisions, the Board of Arbitration shall adopt and follow such rules and procedures as a majority of the Shareholders of the Board of Arbitration deems necessary or appropriate. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty (30) calendar days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to the Indemnified Party and the Indemnifying Party. Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on the Indemnified Party and the Indemnifying Party and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Each party to any arbitration shall bear its own expense in relation thereto, including but not limited to such party's attorneys' fees, if any, and the expenses and fees of the member of the Board of Arbitration appointed by such party, provided, however, that the expenses and fees of the third member of the Board of Arbitration and any other expenses of the Board of Arbitration not capable of being attributed to any one member shall be borne in equal parts by the Indemnifying Party and the Indemnified Party.

          8.4 Exclusive Remedy. Each party’s rights of indemnification contained in this Article 8 shall, from and after the Closing Date, be its sole and exclusive remedy for any Losses in connection with this Agreement and the transactions contemplated hereby (including Losses in connection with Third Party Claims), except for Losses arising from representations made with the knowledge that such representations were false at the time they were made or fraudulent acts or failures to act.

ARTICLE 9: TERMINATION, AMENDMENT AND WAIVER

          9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Effective Time:

(a)	by mutual written agreement of the Company and Parent;

(b)

by Parent or the Company by written notice if: (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Authority that would make consummation of the Acquisition illegal; or (iii) the Effective Time has not occurred before 5:00 p.m. Eastern Standard Time on December 31, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any party whose willful failure to fulfill any material obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date, but in such case the other party must elect to either (A) terminate this Agreement by the Outside Date (in which case such other party will be entitled to recover damages from the breaching party for its breach of this Agreement (“Breach Damages”)) or (B) consummate the Acquisition by no later than two (2) Business Days after delivery of notice to the breaching party of the breaching party’s breach, in which case such non-breaching party may, to the extent permitted by Article 8, recover Breach Damages pursuant to a claim made pursuant to Article 8 of this Agreement.

(c)

by Parent by written notice if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Acquisition, by any Governmental Authority, which would: (i) prohibit Parent’s ownership or operation of all or any portion of the business of the Company, or (ii) compel Parent or Company to dispose of or hold separate all or any portion of the Assets and Properties of the Company or Parent as a result of the Acquisition;

(d)

by Parent by written notice if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or any Indemnifying Officer contained in this Agreement such that the conditions set forth in Section 7.3 would not be satisfied and such breach has not been cured within ten calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(e)

by the Company by written notice if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 7.2 would not be satisfied and such breach has not been cured within ten calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

          9.2 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers, directors or shareholders or Affiliates or Associates; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided, further that, the provisions of Sections 6.5, 6.6 and 6.7, Articles 9 and 10 (including as provided in Section 9.1(b)(iii)) and the applicable definitions set forth in Article 11 shall remain in full force and effect and survive any termination of this Agreement.

          9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

          9.4 Extension; Waiver. At any time prior to the Effective Time, Parent and the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 10: MISCELLANEOUS PROVISIONS

          10.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt, by facsimile transmission against facsimile confirmation, by electronic mail or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to the Company	CYPHERMETRIX, INC
or the Company	13810 SE Eastgate Way - Suite 160
Indemnifying Officer:	Bellevue, Washington 98005
Attn: James Linkous, CEO

with a copy to:	Hofheimer Gartlir & Gross LLP
530 Fifth Avenue
New York, New York 10036
Attention: Craig Weiner
Fax No. (212) 869-4930

If to any Holder:	To such Holder at its address listed in
Section 3.3(b) of the Company’s
Disclosure Schedule.

If to Parent, Sub, or the	Mistral Ventures, Inc.
Parent Indemnifying	809-4438 West 10th Avenue
Officer:	Vancouver, British Columbia V6R 4R8
Attention: Kent Carasquero, CFO

with copy to	Clark Wilson LLP
800-885 W. Georgia Street
Vancouver, British Columbia V6C 3H1
Attn: William L. Macdonald

          -All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 10.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 10.1, be deemed given upon facsimile confirmation, (c) if delivered by overnight courier to the address as provided in this Section 10.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt and (d) if by electronic mail, when directed to an electronic mail address provided for in this Section 10.1, be deemed given upon delivery (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.1) . Any party from time to time may change its address, facsimile number, email address or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

          10.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          10.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          10.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

          10.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          10.6 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

           10.7 Governing Law. THIS AGREEMENT AND THE VALIDITY AND ENFORCEABILITY HEREOF SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICT OF LAWS RULES OR CHOICE OF LAWS RULES THEREOF. EXCEPT AS OTHERWISE PROVIDED HEREIN, EACH PARTY AGREES THAT ALL LEGAL PROCEEDINGS CONCERNING THE INTERPRETATIONS, ENFORCEMENT AND DEFENSE OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BROUGHT AGAINST A PARTY HERETO OR ITS RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES OR AGENTS) SHALL BE COMMENCED IN THE STATE AND FEDERAL COURTS SITTING IN CITY OF NEW YORK, BOROUGH OF MANHATTAN (THE "NEW YORK COURTS"). EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE NEW YORK COURTS FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY TERM OF THE AGREEMENT), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR SUCH NEW YORK COURTS ARE IMPROPER OR INCONVENIENT VENUE FOR SUCH PROCEEDING.

          10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          10.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

          10.10 Disclosure Schedule. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

          10.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except where this Agreement specifically provides for arbitration, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          10.12 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. The fact that Parent may waive a condition under Section 7.3 shall not constitute a waiver by Parent of any other right or remedy hereunder or preclude the Parent from exercising any remedy hereunder.

ARTICLE 11: DEFINITIONS

          11.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below: “Action or Proceeding” means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation, investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.

          “Affiliate” means (except for the purposes of Section 3.14), as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, or (b) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation.

          “Agreement” means this Agreement, including (unless the context otherwise requires) the Exhibits and the Disclosure Schedules and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

          “Ancillary Agreements” has the meaning given to it in Section 3.2, and shall include the following Exhibits:

Exhibit A: Holder Certificate
Exhibit B: Release
Exhibit C: Registration Rights Agreement
Exhibit D: Piggyback Registration Rights Agreement

           “Approval” means any approval, authorization, consent, permit, qualification or registration, or waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person.

          “Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

          “Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

          “Bridge Loan” has the meaning given to it in Section 6.12.

           “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

          “Claim Notice” means written notification pursuant to Section 8.3(a) of a Third Party Claim as to which indemnity under Section 8.1 or 8.2 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of such Third Party Claim and the basis for the Indemnified Party's claim against the Indemnifying Party under Section 8.1 or 8.2, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

          “Closing” means the closing of the transactions contemplated by Section 1.2.

           “Closing Cash Statement” has the meaning given to it in Section 6.14.

          “Closing Date” has the meaning given to it in Section 1.2.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Company” has the meaning given to it in the forepart of this Agreement.

          “Company Year-End Financial Statements” means the audited consolidated balance sheet of the Company as of the fiscal years ended December 31, 2006, and

December 31, 2005, and the related audited statement of income, changes in holders’ equity and cash flows for the periods ended December 31, 2006 and December 31, 2005 in each case, together with the notes thereto and the unqualified report of the Company’s independent accountants with respect thereto.

           “Company Disclosure Schedule” means the schedules delivered to Parent by or on behalf of the Company, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Company in Article 3 or otherwise.

          “Company Financials” means the Company Year-End Financial Statements and the Company Interim Financial Statements.

          “Company Indemnifying Officer” is James Linkous, President and Chief Executive Officer of the Company.

           “Company Interim Financial Statements” means the unaudited consolidated balance sheet of the Company as of June 30, 2007, and the related unaudited statement of operations and statement of cash flows for the three month period ended on such date.

          “Company Option(s)” means any Option to purchase Company Capital Stock.

          “Conflict” has the meaning given to it in Section 3.5.

          “Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, promise, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect.

           “Disclosure Schedules” means the Company Disclosure Schedule and the Parent Disclosure Schedule.

          “Dispute Period” means the period ending thirty (30) calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

          “Effective Time” has the meaning given to it in Section 1.2.

           “Equity Equivalents” means securities (including Options to purchase any Company Capital Stock or Parent Common Stock, as the case may be), which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other securities.

           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

          “Expiration Date” has the meaning given to it in Section 8.1.

         “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

          “Governmental Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, or including any stock exchange, quotation service and the National Association of Securities Dealers.

           “Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases, or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

           “Indemnity Notice” means written notification pursuant to Section 8.3(b) of a claim for indemnity under Article 8 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

          “IRS” means the United States Internal Revenue Service or any successor entity.

          “Knowledge”, the phrases “to the knowledge of”, “to the best knowledge of”, “known to” and “knows” means (A) in the case of the Company or Parent, the actual knowledge of the Company’s or Parent’s, as the case may be, officers, directors and other managers, provided that such persons shall be deemed to have knowledge of such facts, circumstances and other information that such persons would reasonably be expected to discover in the course of conducting such person’s duties, including if such persons had made due and diligent inquiry of those employees of the Company or Parent, as the case may be, whom such officers, directors and managers reasonably believe would have actual knowledge of the matters represented, and (B) in the case of an officer, director or manager of Company or Parent, the actual knowledge such officer, director or other manager, provided that such person shall be deemed to have knowledge of such facts, circumstances and other information that such person would reasonably be expected to discover in the course of conducting such person’s duties, including if such persons had made due and diligent inquiry of those employees of the Company or Parent, as the case may be, whom such officer, director or manager reasonably believes would have actual knowledge of the matters represented.

          “Legal Requirement” or “Legal Requirements” means any law, statute, Order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

          “Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

          “Liens” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law, other than Permitted Liens.

          “Losses” means all losses, damages, liabilities and claims, and fees, costs and expenses of any kind related thereto (whether or not resulting from a Third-Party Claim) (including, without limitation, Legal Expenses).

          “Material Adverse Effect” with respect to Company or the Parent, means any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise), results of operations, or capitalization of such entity and its subsidiaries (if any), taken as a whole; provided, however, that changes in worldwide economic conditions that affect such Person (or the markets in which such Person competes) in a manner not disproportionate to the manner in which such conditions affect other companies in the industries or markets in which such Person competes shall not constitute a “Material Adverse Effect.”

          “Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

           “Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

          “Parent Financials” has the meaning ascribed to it in Section 4.7.

          “Parent” has the meaning ascribed to it in the forepart of this Agreement.

          “Parent Common Stock” means the shares of the common stock, par value, $0.001 per share, of the Parent.

          “Parent Disclosure Schedule” has the meaning ascribed to it in the forepart of Article 4.

          “Parent Indemnifying Officer” is John Xinos, President and CEO of the Parent.

          “Parent Option(s)” means any Option to purchase Parent Capital Stock.

          “Permit” means any license, permit, franchise or authorization.

          “Permitted Liens” means any of the following to the extent they arise in the ordinary course of business of the Person whose property is subject to the Lien: (a) any mechanic’s liens, landlord’s liens and liens to secure importation/custom duties in connection with the importation of goods; (b) any liens for Taxes, assessments, judgments and similar charges not yet due and payable or which are being contested in good faith and for which any required reserves have been established; and (c) purchase money liens and liens securing rental payments under capital lease arrangements of the Company.

          “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

          “Private Placement” means the private placements of shares of Parent Common Stock at a purchase price of US $.50 per share to investors outside of the United States pursuant to the exemption from registration provided by Regulation S under the Securities Act raising an aggregate total of One Million (US$1,000,000) United States Dollars.

          “Purchaser Representative” has the meaning given to it by Section 7.2(m) .

          “Registration Rights Agreement” means that certain registration rights agreement attached as Exhibit C of this Agreement to be entered into by and among the Parent and the subscribers to the Private Placement, who will all be signatories thereto.

          “Resolution Period” means the period ending thirty (30) calendar days following receipt by an Indemnified Party of a Dispute Notice.

          “Restricted” means, with respect to outstanding shares of Company Capital Stock or Acquisition Stock Consideration, that such shares or Acquisition Stock Consideration are subject to a right of repurchase, forfeiture or divestment in favor of either the party that issued such shares or paid or issued such Acquisition Stock `Consideration, or both.

          “Restricted Stock Purchase Agreement” means a restricted stock purchase agreement in pursuant to which the Company has sold Company Restricted Stock, or any other agreement pursuant to which the Company is granted the right to repurchase Company Restricted Stock.

          “SEC” means the Securities and Exchange Commission or any successor entity.

          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

          “Statement of Expenses” has the meaning given to it in Section 6.5.

          “Subsidiary” or “Subsidiaries” means any Person or Persons in which the Company or Parent, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

          “Tax” has the meaning given to it by Section 3.11(a) .

          “Transfer Agent” means, with respect to Parent, Signature Stock Transfer, Inc., the transfer agent of Parent having an address at 2301 Ohio Drive, Suite 100, Plano, Texas, 75093, Phone: (972) 612-4120, Fax: (972) 612-4122.

          “Unrestricted” means, with respect to Shareholdership Interests or Acquisition Stock Consideration, such Interests or Stock that is not Restricted.

          “Vest” or “Vesting” means (a) with respect to an Option, such Option becoming vested and exercisable, and (b) with respect to shares of Parent Common Stock that are Restricted, such shares becoming released from the applicable risk of forfeiture or divestment or repurchase right; and “Vested” (a) with respect to Options, refers to the maximum number of shares which may then be issued upon exercise of such Option (and which upon such issuance will not be Restricted), and (b) with respect to shares of Parent Common Stock that are Restricted, refers to the number of shares which are released from the applicable risk of forfeiture or divestment or repurchase right.

[SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, Parent, Sub, the Company, and the Indemnifying Officers of the Parent and the Company, have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

CYPHEREDGE TECHNOLOGIES, INC.

By:/s/ James Linkous
Name: James Linkous
Title: President and Chief Executive Officer

MISTRAL VENTURES, INC.

By: /s/ John Xinos
Name: John Xinos
Title: President and Chief Executive Officer

HOLDERS:

NEXUSEDGE, INC.

By:/s/ James Linkous
Name: James Linkous
Title: President and Chief Executive Officer

/s/ James Linkous	/s/ Robert Harrop
James Linkous	Robert Harrop

/s/ Ashok Murthy	/s/ Anthony Bash
Ashok Murthy	Anthony Bash

/s/ Eric Petersen
Eric Petersen